Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Global

Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA GROUP ANNOUNCES IMPROVED SALES AND PROFIT FROM CONTINUING OPERATIONS IN 2011

ANN ARBOR, MICHIGAN, March 14, 2012 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the fourth quarter and full year ended December 31, 2011.

As announced earlier, the Company is committed to evaluating strategic options for its brake related businesses, including the sale of all or a portion of these businesses. As a result, the Brake North America and Asia group is now reflected as a discontinued operation for financial reporting purposes.

Full Year 2011

Consolidated net sales for the full year 2011 were $1.478 billion, as compared to $1.359 billion for 2010, resulting in a 9 percent improvement. The $119 million growth in net sales was primarily a result of new business wins with new and existing customers, along with increased sales at the Company’s South American and European locations. Currency translation had a $31 million favorable impact on sales as compared with full year 2010.

Filtration products net sales were $801 million in 2011, a $42 million increase compared to 2010. The 6 percent increase in sales was attributable to $35 million of additional sales in the Polish, Russian and Venezuelan operations and an $8 million increase due to currency translation, primarily resulting from a stronger Polish Zloty in 2011.

Commercial Distribution South America products experienced an increase in net sales of 7 percent. Net sales were $459 million in 2011 compared to $430 million in 2010. The growth in net sales was a result of higher sales in the Company’s Brazilian distribution company, Pellegrino. Favorable currency translation effects contributed $21 million of the $29 million increase in year-over-year sales.

Chassis product net sales were $213 million in 2011, a $44 million increase compared to 2010. The increase in sales was largely driven by new business gains in premium chassis products. The increased premium chassis sales accounted for $34 million of the year-over-year increase. The Company also experienced additional sales growth due to its ownership of North American Parts Distributors (NAPD) which was acquired in the fourth quarter of 2010.

Gross profit for 2011 increased by $26 million, or 8 percent, as compared to 2010, while gross margin remained at 23 percent. The improvement in gross profit was mainly attributable to, and consistent with, the increase in net sales. The Company experienced increases in freight and operating costs early in 2011 and responded with increased pricing and productivity improvements.

Selling, general and administrative expenses for fiscal year 2011 were $200 million compared with $193 million in 2010. As a percent of sales, selling, general and administrative expense remained unchanged at 14 percent. The $7 million year-over-year increase was a result of higher advertising, legal and professional costs, along with higher amounts spent on information technology. These costs were partially offset by lower restructuring expense.

Operating profit in 2011 was $142 million, an improvement of $19 million, or 15 percent, over 2010. The improvement in operating profit was attributable to $7 million of lower restructuring costs, primarily in South America, and $12 million of lower corporate related costs.

Net income from continuing operations, net of tax, was $41 million in 2011 compared with $29 million in 2010. The $12 million improvement was largely due to the $19 million increase in operating profit, offset by $8 million of higher income tax provision.

The Company reported a $113 million loss from discontinued operations, net of tax, in 2011 compared to a $1 million profit in 2010. The loss from discontinued operations, net of tax, was largely a result of a $165 million impairment charge taken to reduce the carrying value of this business to expected realizable value. Operating losses of the discontinued operations accounted for an additional $5 million of loss. Offsetting these losses was a $57 million tax benefit from the impairment charge.

Primarily as a result of the loss from discontinued operations, the Company posted a net loss attributable to the Company of $73 million in 2011 versus net income of $24 million in 2010. The following table summarizes the consolidated results for the years ended December 31, 2010 and December 31, 2011.

(Dollars in millions)	Consolidated Year Ended December 31, 2010	Consolidated Year Ended December 31, 2011	Dollar Change	Percent Change
Net sales	$1,359	$1,478	$119	9%
Cost of sales(1)	(1,043)	(1,136)	(93)	9%

Gross profit	316	342	26	8%
Gross margin	23%	23%
Selling, general and administrative expenses(2)	(193)	(200)	(7)	4%
Selling, general and administrative expenses as a percent of sales	14%	14%

Operating profit (loss)
On and Off-highway segment	169	169	—	NM
South America other segment	(8)	(1)	7	88%
Corporate, eliminations and other	(38)	(26)	12	32%

Operating profit	123	142	19	15%
Operating margin	9%	10%
Loss on extinguishment of debt	(1)	—	1	NM

(Dollars in millions)	Consolidated Year Ended December 31, 2010	Consolidated Year Ended December 31, 2011	Dollar Change	Percent Change
Other income, net	1	4	3	300%
Interest expense	(65)	(67)	(2)	3%

Income from continuing operations before income tax provision, equity in income and noncontrolling interest	58	79	21	36%
Income tax provision	(30)	(38)	(8)	27%
Equity in income, net of tax	1	—	(1)	NM

Net income from continuing operations, net of tax	29	41	12	41%
Income (loss) from discontinued operations, net of tax(3)	1	(113)	(114)	NM

Net income (loss)	30	(72)	(102)	NM
Less: net income attributable to noncontrolling interest, net of tax	6	1	(5)	-83%

Net income (loss) attributable to the Company	$24	$(73)	$(97)	NM

(1)	We recorded $2 million of restructuring costs in cost of sales for 2010.
(2)	We recorded $10 million and $1 million of restructuring costs in selling, general and administrative expenses for 2010 and 2011, respectively.
(3)	We recorded in our discontinued operations $12 million and $11 million of restructuring costs for 2010 and 2011, respectively.
NM	(Not Meaningful)

Total debt outstanding as of December 31, 2011 was $718 million compared with $696 million at year-end December 31, 2010. On December 31, 2011 the Company had $54 million of cash and cash equivalents compared to $55 million at year-end 2010. No financial maintenance covenants exist under the Company’s capital structure and the Company remained in compliance with all debt covenants at December 31, 2011. The year-over-year change in indebtedness is outlined in the table below.

	At December 31,
(Dollars in millions)	2010	2011
9% Senior subordinated notes, due November 2014	$367	$367
10.75% Senior secured notes, due August 2016	200	201
ABL revolver, due November 2015	90	110
Other debt	39	40

	696	718
Less: Current portion	(27)	(40)

	$669	$678

Terry McCormack, the Company’s President and Chief Executive Officer, stated, “Despite headwinds such as escalated commodity and freight costs early in the year, and lower U.S. miles driven in 2011, we are pleased with the fact that we were able to offset these factors and grow both top line revenues and earnings in our continued operations. Our transformation into a low cost manufacturer and distributor, along with our ability to react to cost increases, allows us to mitigate the bottom line impact to our business. Given the continuing fragile nature of the global economy, we continue to focus on our cost structure and are taking certain strategic actions to ensure the Company remains competitive on a global scale, so that we can continue to serve our customers by providing world class quality products and services at competitive prices in all of the markets we serve.”

Fourth Quarter

Net sales for the fourth quarter of 2011 were $344 million, a $2 million improvement over 2010.

Gross profit for the fourth quarter 2011 was $78 million, compared with $81 million for the same period in 2010. Gross margin decreased in the fourth quarter of 2011 to 23 percent from 24 percent in the prior year. The decrease in gross margin was mainly due to an increase in the level of rebates provided by the Company to its customers and one time costs associated with gaining new business.

Selling, general and administrative expenses for the fourth quarter of 2011 were $48 million compared with $46 million for the same period in 2010. As a percentage of sales, selling, general and administrative expenses for 2011 remained comparatively unchanged at 14 percent.

Net income for the fourth quarter of 2011 was a loss of $104 million compared with a loss of $1 million in the same period in 2010. The 2011 loss was principally attributable to an impairment charge of $165 million, offset by $57 million of tax benefit, taken to reduce the carrying value of discontinued operations to expected realizable value.

Web Cast and Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Thursday, March 15, 2012 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial 1-866-200-6965 within the United States and Canada or 1-646-216-7221 for international callers and enter participant code 48367142 followed by the # key. A replay of the call will be available shortly after the live conference ends.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.5 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this news release, the words,” “anticipates,” “believes,” “estimates,” “expects,” “forecasts,’ “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,’ or ‘will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this press release. Such risks, uncertainties and other important factors include, among others, continued volatility in and disruption to the global economy and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; work stoppages, labor disputes or similar difficulties that could significantly disrupt our operations; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; the risk of business disruptions; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements. Risks and uncertainties may also include, among others, the possibility that the Company may not be able to realize higher values for the brake related business through the evaluation of strategic alternatives; the possibility that the Company may not be able to consummate, at all or within a specified time period, any proposals for strategic alternatives for the brake related business that may result from its evaluation due to, among other things, market, regulatory and other factors; and the potential for disruption to the Company’s business resulting from the evaluation of strategic alternatives for the brake related business.

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